Exhibit 10.24

                    TEAMING AGREEMENT: OASIS PRIME CONTRACTOR


THIS AGREEMENT is effective the 15th day of April, 2001

Between

OASIS TECHNOLOGY LTD. ("Oasis") whose principal place of business is at 90 Sheppard Avenue East, Toronto, Ontario M2N 7B3, Canada.

And

Schimatic Cash Transactions Network.com, Inc. doing business as Smart Chip Technologies, with its head office at 740 East 3900 South, Salt Lake City, UT, USA 84107. ("SCTN")

WHEREAS

A. The Bank of Nova Scotia ("the Client") has invited or is expected to invite Oasis to tender for an ePayment Solution ("the Project"); and

B. Oasis proposes to submit a tender ("the Tender") in respect of the Project and wishes to have the Subcontractor collaborate with Oasis in preparing and submitting the Tender and, in the event that the Tender should be successful, perform the relevant part of the work in the resulting contract as a subcontractor to Oasis; and

C.       The Subcontractor wishes to act as provided in Recital B above

THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. The parties shall collaborate subject to the terms and conditions specified in the attachment hereto entitled "General Terms and Conditions for Tender Collaboration: Oasis Prime Contractor".

2. The Subcontractor's proposed share of the work to be performed, the timetable therefor and other relevant matters shall be either as specified in the attachment hereto entitled "Statement of Subcontractor's Share of Work" or as agreed between the parties pursuant to Clause 4.4 of the "General Terms and Conditions for Tender
         Collaboration: Oasis Prime Contractor".


SCHIMATIC CASH TRANSACTIONS
NETWORK.COM, INC.                                    OASIS TECHNOLOGY LTD.


By: /s/ Richard Hauge                                By: /s/ Barry Bernstein
   --------------------------                           ------------------------
   Authorized Signature                                 Authorized Signature

Name: Richard Hauge                                  Name: Barry Bernstein
     ------------------------                             ----------------------
         Type or Print                                       Type or Print

Title: SVP Global Allliances                         Title: General Counsel
      -----------------------                              ---------------------
          Type or Print                                       Type or Print

Schimatic Cash Transaction Network.com, Inc.                        July 6, 2001
Solstice BNS-SCTN Teaming Agreement 010713                                Page 1
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GENERAL TERMS AND CONDITIONS FOR TENDER COLLABORATION

OASIS PRIME CONTRACTOR


1.       Definitions

1.1      "Agreement"       means the signature sheet, these General Terms and
                           Conditions for Tender Collaboration: Oasis Prime
                           Contractor, the Statement of Subcontractor's Share of
                           Work (if any) along with any variations which shall have been agreed in writing between the parties.

1.2      "Client"          means the entity referred to as such in the signature
                           sheet.

1.3      "Confidential     means any document, material, idea, data or other
         Information"      information which relates to the research and
                           development, trade secrets or business affairs of Oasis and its employees, clients, subsidiaries, affiliates and agents supplied to the Subcontractor pursuant to this Agreement and like information provided to Oasis by the Subcontractor pursuant to this Agreement (including, without limitation, tangible or intangible code, data, technology, algorithms, software programs, software source documents, formulae, inventions--whether patentable or not--and technical aspects or details of the discloser's current, future and proposed services, systems, techniques and products).

1.4      "Contract"        means the agreement that Oasis intends to enter into
                           with the Client in the event that the Tender is successful.

1.5      "Oasis"           means the company referred to as such in the
                           signature sheet.

1.6      "Project"         means that project described and referred to as such
                           in the signature sheet.

1.7      "Subcontract"     means the agreement with respect to the Workshare
                           which the parties intend to enter into in the event that the Tender should be successful and Oasis enters into the Contract with the Client.

1.8      "Subcontractor"   means the entity referred to as such in the signature
                           sheet.

1.9      "Subcontractor's  means that proposal to be made by the Subcontractor
         Proposal"         to Oasis describing the Workshare, the contractual
                           terms applicable thereto, the price for the Workshare, timescales for performance and proposal validity.

1.10     "Tender"          means that proposal for the Project referred to in
                           the signature sheet which Oasis is to prepare pursuant to this Agreement and submit to the Client.

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1.11     "Workshare"       means that part of the Project which will be
                           undertaken by the Subcontractor and which is either described in the Statement of Subcontractor's Share of Work or will be agreed between the parties pursuant to Clause 4.4 herein.

2.       Relationship

2.1 It is the intent of the parties that in the event that the Tender is successful, Oasis shall become the prime contractor and will enter into the Contract with the Client.

2.2 In negotiating the Contract with the Client, Oasis shall if necessary, use all reasonable endeavours to obtain the Client's consent to Oasis entering the Subcontract on the basis of the Subcontractor's Proposal.

2.3 The relationship between Oasis and the Subcontractor shall be that of independent buyer and independent seller respectively, each in sole and full control of its business. No partnership shall be constituted between Oasis and the Subcontractor by virtue of this Agreement. Neither party has power by virtue of this Agreement to make, vary or release contractual obligations on behalf of the other party or to represent that a partnership has been constituted, or that it has any such power.

2.4 Neither party shall use other party's name or any trade, service or proprietary name, mark or logo of the other party for advertising or promotional purpose without first having obtained the other party's written approval.

2.5      Neither party shall represent itself as the agent of the other party.

3.       Costs

         Each party shall meet its own costs and expenses incurred in the preparation of the Subcontractor's Proposal and the Tender and in the negotiation of the Contract and the Subcontract.

4.       Subcontractor's Proposal and Preparation and Submission of Tender

4.1 Each party shall appoint a representative who shall be responsible for liaison between the parties on all matters concerning the Subcontractor's Proposal and the Tender and each such representative shall have authority to communicate binding decisions for the party he represents.

4.2 Oasis shall use all reasonable endeavours to keep the Subcontractor promptly and fully notified of all the relevant requirements of which the Subcontractor shall need to take account in preparing the Subcontractor's Proposal.

4.3 The contractual terms applicable to the Tender, to the extent agreed to by the Subcontractor, shall apply to the Subcontractor's Proposal mutatis mutandis (i.e. with the appropriate changes being made to reflect Oasis as the client and not the supplier).

4.4      The parties shall agree on:

         (a)      the Workshare;

         (b) the form and timetable for submission of the Subcontractor's Proposal; and

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         (c)      the basis on which the Subcontractor's Proposal will be priced and its validity period,

         all of which shall take account of, among other things, experience of the Subcontractor in relation to work of the type to be proposed in the Tender, the timetable for submission of the Tender and the period of validity and the pricing basis which Oasis shall propose in the Tender. No pricing for the Workshare or for the licensing of the Subcontractor's software products is binding on the Subcontractor without the express written approval of the Subcontractor.

4.5 Where appropriate, Oasis may require the Subcontractor to submit draft sections of the Tender which relate to the Workshare.

4.6 The Subcontractor shall submit the Subcontractor's Proposal to Oasis on or before the agreed date therefor. The Subcontractor shall have responsibility for the accuracy and content of the Subcontractor's Proposal which shall have a period of validity not less than that agreed between the parties pursuant to Clause 4.4(c). If the Subcontractor's Proposal is not acceptable to Oasis, Oasis may reject it, notify the Subcontractor of the reason for rejection and request the submission of an amended and acceptable Subcontractor's Proposal. Following the submission of the Tender to the Client, the Subcontractor may not withdraw or amend the Subcontractor's Proposal without Oasis's approval prior to the end of the period of validity of the Subcontractor's Proposal.

4.7 Oasis shall have final responsibility for drafting the whole of the Tender, including that part relating to the Workshare. However, while Oasis may determine the form in which any of the Subcontractor's material is presented in the Tender, Oasis shall ensure that the factual content of material submitted by the Subcontractor is not altered in any significant way.

4.8 Oasis shall give the Subcontractor a reasonable opportunity to examine those parts of the Tender relating to the Workshare before submission of the Tender to the Client. Oasis shall not submit the Tender to the Client until such time as the Subcontractor has either given its consent to those parts of the Tender relating to the Workshare or the parties have agreed a revised version in accordance with Clause 4.9.

4.9 If the Subcontractor in its absolute discretion considers that any part of the Tender relating to the Workshare is not a true reflection of the Subcontractor's original contribution then the Subcontractor shall forthwith inform Oasis of its objection whereupon the parties shall in good faith try to agree on a revised version of the Tender which satisfies both parties and which will be submitted to the Client. If the parties are unable to agree on a revised version within a reasonable period and in any case within the timescale for submission of the Tender then either party may terminate this Agreement by written notice to the other party without thereby incurring any liability to the other party.

4.10 Subject to the foregoing provisions of this Clause 4, Oasis will submit the Tender on or before the final date for its submission.

5.       Contract Negotiation

5.1 With respect to any negotiations and discussions with the Client in connection with the Tender:

         (a) Oasis shall be responsible for carrying out such negotiations and discussions to achieve a satisfactory Contract;

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         (b)      the Subcontractor shall refer any direct approach to it by the
                  Client to Oasis, it being understood, however, that in connection with any technical issue directly involving the Workshare or the Subcontractor's software products, the Subcontractor, acting reasonably, may require that it deal directly with the Client;

         (c) the Subcontractor shall provide such reasonable support (including, where appropriate, attendance at meetings with the Client), material and information to Oasis as Oasis may reasonably require;

         (d) Oasis shall coordinate and submit any response to a request from the Client for amplification or variation of any aspect of the Tender and, corresponding thereto, the Subcontractor shall submit to Oasis any amplification or variation to the Subcontractor's Proposal; and

         (e) Oasis shall refer to and discuss with the Subcontractor all issues which will have significant material effect on the Subcontractor's Proposal or the Subcontractor's obligations in respect of the Workshare and Oasis shall not make any irrevocable commitments to the Client with respect to such issues until they have been so referred and discussed and agreed to by the Subcontractor.

6.       Warranties

6.1      Each party warrants to the other that:

         (a)      it has the right to enter into this Agreement; and

         (b) it shall use reasonable skill and care in performing its obligations hereunder.

7.       Staff and Recruitment

7.1 The Subcontractor in nominating any of its staff for key roles in the performance of the Workshare shall ensure that such staff have the ability and experience to be able to fulfil the key roles successfully should the Subcontract be awarded to the Subcontractor.

7.2 Each party agrees that when its staff are present on the premises of the other party they shall comply with such rules and regulations as are notified to them for the conduct of staff on those premises.

7.3 Each party agrees that during the period of this Agreement and for twelve months thereafter it shall not employ or engage on any other basis or offer such employment or engagement to any of the other party's staff who have been associated with this Agreement without the other party's prior agreement in writing.

7.4 Each party agrees that if it employs or engages any person contrary to Clause 7.3 the party in default shall be liable to pay to the other party liquidated damages in an amount equal to such person's salary per annum at the time of leaving the employment of the other party.

8.       Intellectual Property Rights

8.1 Subject to the proviso herein contained, all intellectual property rights, including without limitation to the generality of the foregoing copyright in any material produced in pursuance of the Tender, shall vest in and at all times remain vested in the originator of that material provided always that if the parties jointly produce material in pursuance of the Tender then unless the parties agree otherwise copyright and all other intellectual property rights in such jointly produced material shall vest jointly in the parties except for material that is based on or derived from Oasis's licensed code or other Oasis

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         licensed materials in which case copyright and all other intellectual property rights therein shall vest in Oasis.

8.2 The parties acknowledge and agree that they may be required under provisions contained in the Contract and through the Subcontract resulting therefrom to grant licences or other rights or assign ownership of intellectual property rights to the Client appertaining to inventions, software, information, data and other materials. Any such granting of licences or other rights by the Subcontractor shall not exceed that required to meet Oasis's commitments in the Contract to the Client but in any event shall be subject to Subcontractor's express approval in writing.

9.       Confidentiality and Publicity

9.1 Each party undertakes at all times to hold in confidence for the other party, to use only for the purposes hereof and not to print, publicise or otherwise disclose to any third party, Confidential Information of the other party. Confidential Information of the other party does not however include any document, material, idea, data or other information which:

         (a) is known to the receiving party, under no obligation of confidence, at the time of disclosure by the disclosing party; or

         (b) is or becomes publicly known through no wrongful act of the receiving party; or

         (c) is lawfully obtained by the receiving party from a third party who in making such disclosure breaches no obligation of confidence to the other party; or

         (d)      is independently developed by the receiving party; or

         (e) is disclosed by the disclosing party to a third party under no obligation of confidence.

9.2 Notwithstanding Clause 9.1, nothing in this Agreement shall be construed to prevent or restrict the parties from:

         (a) disclosing Confidential Information to the Client to such extent only as is necessary for the purposes contemplated by this Agreement if the Client has signed a written agreement that subjects the Client to confidentiality obligations in respect of such Confidential Information that are equal to or more stringent than those contained in this agreement; or

         (b) disclosing or using in the course of their business any technical knowledge, skill or expertise of a generic nature acquired by the parties in the performance of this Agreement.

9.3 The parties shall ensure that their employees, subcontractors and agents shall only be given access to any Confidential Information received from the other party (i) on a "need to know" basis for the purposes of this Agreement and (ii) if the employee, subcontractor or agent has signed a written agreement that subjects the employee, subcontractor or agent to confidentiality obligations that are equal to or more stringent than those contained in this agreement. A disclosing party may require the other party to verify compliance with this provision.

9.4 In the event of disclosure of Confidential Information to a third party in default of the provisions of this Clause 9, the defaulting party shall use all reasonable endeavours to assist the disclosing party in

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         recovering and preventing such third party from using, disseminating, selling or otherwise disposing of such.

9.5 Each party undertakes not to publicise or otherwise disclose this Agreement and the contents thereof without the prior consent of the other party. The Subcontractor agrees that Oasis may disclose all or part of this Agreement to the Client if Oasis deems it necessary to do so in order to procure the Contract.

10.      Term and Termination

10.1 This Agreement shall terminate upon the earliest of the following events:

         (a)      mutual consent evidenced in writing between the parties;

         (b) subject to any right of appeal, notification by the Client that the Tender is not successful;

         (c)      failure by Oasis and the Client to agree the Contract;

         (d) failure by Oasis and the Subcontractor to agree on the Subcontract;

         (e)      either party exercising its right pursuant to Clause 4.9;

         (f) the Client's refusal of consent to Oasis entering the Subcontract;

         (g)      award of a contract for the Project to a third party;

         (h) in the event of the award of the Contract to Oasis, upon completion of all obligations under the Contract;

         (i) either party's election upon the other party committing a material breach of its obligations under this Agreement and if remediable not remedying such breach within thirty days of written notice of the breach; or

         (j) either party's election upon the other party becoming bankrupt or entering into liquidation (other than for reconstruction or amalgamation) or having a receiver appointed of its assets or any part thereof or having an administration order served upon it.

10.2 Clauses 7, 8, 9 and 11 shall survive termination of this Agreement and termination shall, unless expressly agreed to the contrary, take effect without prejudice to the rights of the parties at the date of termination.

11.      Limitation of Liability

11.1 Except as provided in Sub-Clause 11.3 and except for breaches of Clause 9, each party agrees that the other party's liability for damages under this Agreement, howsoever arising (including, without limitation, for breach of contract or for negligence or other tort) shall in no circumstances exceed in the aggregate the sum of USD$1,000,000.

11.2 Except for breaches of Clause 9, neither party shall have liability to the other party under or in connection with this Agreement, howsoever arising, for damages in respect of loss of profits or contracts or for indirect or consequential loss or damage.

11.3 Neither party's liability in negligence for causing death or personal injury shall be limited.

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12.      Force Majeure

12.1 Neither party shall be liable for any delay in meeting or for failure to meet any of its obligations under this Agreement due to any cause outside its reasonable control, including, without limitation, strikes, lock-outs, Acts of God, War, riot, malicious acts of damage, fire, acts of any government authority or failure of the public electricity supply.

13.      Notices and Other Communications

13.1 Any notice, which expression includes any other communication whatsoever which is made in accordance with this Agreement, shall, without prejudice to any other method of giving it, be sufficiently given if it is sent by registered or recorded delivery first class post to the other party to the address stated on the signature page of this Agreement or to such other address as the respective party may advise by notice in writing from time to time.

13.2 Notices shall be deemed to have been properly given after three working days in the case of notices posted from Canada to a destination therein and eight working days in the case of all other notices posted internationally.

14.      Assignment

14.1 Neither party may assign or otherwise dispose of any rights or delegate any obligations under this Agreement without the prior written consent of the other party. Nothing in this Agreement confers or purports to confer on any third party any benefit or right to enforce any term of this Agreement.

15.      Waiver

15.1 No delay or failure of either party in enforcing against the other party any term or condition of this Agreement, and no partial exercise by either party of any right hereunder, shall be deemed to be a waiver of any right of that party under this Agreement.

16.      Legal Construction

16.1 The parties have read and understand this Agreement and agree that it constitutes the complete and exclusive statement of the agreement between them with respect to the subject matter hereof which supersedes all proposals, representations, understandings and prior agreements whether oral or written, and all other communications between them relating thereto.

16.2 Clause headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

16.3 If the scope of any of the provisions of this Agreement is too broad in any respect to permit enforcement to its full extent, then the parties agree that such provision shall be enforced to the maximum extent permitted by law and that such provisions shall be deemed to be varied accordingly. Any such variation shall not affect the validity and enforceability of the remainder of this Agreement.

16.4 No purported variation of this Agreement shall take effect unless made in writing and signed by an authorised representative of each party.

16.5 This Agreement shall be governed by the law of Ontario and the parties hereby submit to the jurisdiction of the Ontario Courts.

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